Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors and media:
Susan Eich
For Golf Galaxy, Inc.
612-285-4188

GOLF GALAXY REVISES GUIDANCE FOR
FIRST QUARTER AND FISCAL 2007;
Company expects Q1 net sales of $82 million-$83 million;
Narrows Q1 diluted EPS estimate to $0.19-$0.22

EDEN PRAIRIE, Minn. – (May 22, 2006) – Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today issued a revised outlook for the first quarter ending May 27, 2006, and the fiscal year ending March 3, 2007.

Citing softness in its direct businesses, primarily its catalog and ecommerce operations, and a slower start to the spring season for its retail stores, the company said it now anticipates net sales of $82 million to $83 million for the first quarter of fiscal 2007. Golf Galaxy had previously expected net sales of $84 million to $88 million for the quarter. The company also announced that it now expects a comparable store sales gain of zero to two percent for the fiscal first quarter, on top of a 10.5 percent comparable store sales increase for the first quarter of the prior fiscal year. In addition, the company narrowed its estimate for first quarter net income to $2.2 million to $2.5 million (pending the final purchase price allocation of The GolfWorks acquisition), or 19 cents to 22 cents per diluted share assuming 11.6 million weighted average shares outstanding. The company’s previous guidance for first quarter net income was $2.0 million to $2.5 million, or 17 cents to 22 cents per diluted share.

“Despite lower than anticipated sales, we expect to achieve our estimated net income for the quarter through expense management and a meaningful year-over-year improvement in the gross profit rate at our retail stores,” said Randy Zanatta, Golf Galaxy’s president and chief executive officer. “The margin increase is being driven by strategic initiatives in certain product categories, including services and accessories, which has resulted in a favorable impact on the sales mix.”

Company lowers full year outlook for net sales; maintains diluted EPS guidance

Based on its new outlook for the first quarter, the company also revised its guidance for the fiscal year ending March 3, 2007, a 53-week period. For the full year, the company now expects net sales of $300 million to $310 million, compared with its prior estimate of $305 million to $315 million. The company’s new estimate for fiscal 2007 net sales assumes the opening of 14 to16 new stores, of which 11 have been opened in the first quarter, and a comparable store sales gain of 5 percent to 7 percent. Golf Galaxy had previously announced an expected comparable store sales gain of 6 percent to 8 percent for fiscal

2007. The company reiterated its expectation for fiscal 2007 net income of $7.5 million to $8.1 million (pending the final purchase price allocation of The GolfWorks acquisition), or 65 cents to 70 cents per diluted share, assuming 11.6 million weighted average shares outstanding.

“Our new outlook for fiscal 2007 assumes that sales volumes in all of our channels return to levels consistent with our original expectations, expense leverage from cost containment and gross margin expansion. We expect the current sales trend to improve with our highest volume months ahead of us and easier comparable store sales comparisons over the balance of the fiscal year,” Zanatta continued.

The company plans to report its financial results for the first quarter of fiscal 2007 on June 20, 2006, and will provide additional commentary about its fiscal 2007 outlook at that time.

About Golf Galaxy

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 61 stores in 24 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. The GolfWorks, a leading direct marketer of golf club components, clubmaking tools and supplies, and technical information, is a wholly owned subsidiary of Golf Galaxy that sells direct to consumers via a catalog and the Internet at www.GolfWorks.com. For more information, visit www.GolfGalaxy.com.

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; loss of key management; and the company’s ability to successfully integrate acquired companies, including The GolfWorks. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on May 3, 2006. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.